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                                 AMENDMENT NUMBER TWO
                                  CUSTODIAL AGREEMENT
                               ADVANTUS SERIES FUND, INC.
                           FIRST TRUST NATIONAL ASSOCIATION


This Amendment modifies the existing Agreement made April 21, 1994, by and between MIMLIC Series Fund, Inc., a Minnesota corporation (hereinafter called the "Fund"), and First Trust National Association, (hereinafter called the "Custodian") a national banking association with its principal place of business at St. Paul, Minnesota. This Amendment shall be effective on May 1, 1997.

                                           I

The Agreement shall be modified so that the 3rd paragraph of Article 1., "Definitions," shall be amended to read as follows:

     The word "Portfolio" shall mean one of the investment portfolios of the Fund which is subject to the terms of this Agreement where its securities and cash are held and administered by the Custodian. For the purpose of this Agreement, the following investment portfolios of the Fund are Portfolios subject to the Agreement: Growth Portfolio, Asset Allocation Portfolio, Index 500 Portfolio, Capital Appreciation Portfolio, Small Company Portfolio, Value Stock Portfolio, Small Company Value Portfolio, Index 400 Mid-Cap Portfolio, Micro-Cap Value Portfolio, Macro-Cap Value Portfolio and the Micro-Cap Growth Portfolio.


                                           II

Also effective May 1, 1997, the name of the MIMLIC Series Fund, Inc., has changed to; Advantus Series Fund, Inc., and the new names shall be substituted for the MIMLIC Series Fund, Inc., name wherever it appears.


IN WITNESS WHEREOF, the Fund and the Custodian have caused this Amendment to be executed in duplicate by their duly authorized officers.

Executed on this 4th day of April, 1997 in St. Paul, Minnesota.

ATTEST:                                      ADVANTUS SERIES FUND, INC.



/s/  Donald F. Gruber                        By /s/ Paul H. Gooding
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Secretary
                                             Its President
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ATTEST:                                      FIRST TRUST NATIONAL ASSOCIATION



                                             By
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Trust Officer
                                             Its
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